UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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AK STEEL HOLDING CORPORATION

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (3-99)

AK STEEL HOLDING CORPORATION

703 Curtis Street

Middletown, Ohio 45043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2004 Annual Meeting of Stockholders of AK Steel Holding Corporation (the “Company”) will be held at the Hyatt Regency O’Hare, 9300 West Bryn Mawr Avenue, Rosemont, Illinois, on Monday, May 3, 2004, at 1:30 p.m. Central Daylight Saving Time, for the following purposes:

1.	To elect nine directors of the Company; and

2.	To transact such other business as properly may come before the meeting.

The Board of Directors has fixed March 19, 2004, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting.

By order of the Board of Directors,
DAVID C. HORN
Secretary

Middletown, Ohio

April 2, 2004

WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT, PLEASE MARK, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY FURNISHING WRITTEN NOTICE TO THAT EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

AK STEEL HOLDING CORPORATION

703 Curtis Street

Middletown, Ohio 45043

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of AK Steel Holding Corporation (the “Company”) of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 3, 2004 and at any and all adjournments thereof.

At the meeting, the Company’s stockholders will vote for the election of nine directors. The affirmative vote of the holders of a plurality of the shares present in person or represented by proxy at the meeting is required for election as a director. Each share represented by a duly executed proxy received by the Company prior to the meeting will be voted in accordance with the choices specified therein by the stockholder. If no contrary direction is specified, the proxy will be voted FOR the election as directors of the nine nominees listed in this Proxy Statement. Stockholders who execute proxies may revoke them at any time before they are voted by filing with the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

The Board of Directors has fixed the close of business on March 19, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. At that date, there were issued and outstanding 108,706,511 shares of Common Stock, which is the only class of stock outstanding. Holders of Common Stock are entitled to one vote for each share held on all matters that properly may come before the meeting.

ELECTION OF DIRECTORS

In accordance with the Company’s by-laws, the Board of Directors has fixed the number of directors at nine, effective as of the date of the forthcoming Annual Meeting. Nine of the ten incumbent directors will stand for election at the Annual Meeting. If elected, each of the nominees will serve as a director of the Company for a term expiring on the date of the next succeeding Annual Meeting and until his or her successor is duly elected and qualifies. If any nominee is unable to serve, or determines, prior to his or her election, that he or she will be unable to serve, proxies may be voted for another person designated by the Board of Directors. The Company has no reason to believe that any nominee will be unable to serve.

Information Concerning Nominees for Directors

Set forth below is information with respect to the nine nominees for election as directors, each of whom currently is serving as a director of the Company.

Richard A. Abdoo

Mr. Abdoo, age 60, a director of the Company since April 19, 2001, will retire as Chairman and Chief Executive Officer of Wisconsin Energy Corporation effective May 1, 2004, having served in those positions since May 1999. He is also a director of Marshall & Ilsey Corporation and Sensient Technologies Corporation. He is a member of the American Economic Association and is a registered professional engineer in various states.

Donald V. Fites

Mr. Fites, age 70, a director of the Company since January 1, 2000, was the Chairman and Chief Executive Officer of Caterpillar Inc. from June 1990 until his retirement in February 1999. He currently serves as a director of AT&T Wireless Services, Inc., Georgia-Pacific Corporation, Exxon Mobil Corporation, Oshkosh Truck Corporation and Wolverine World Wide, Inc. Mr. Fites also is past chairman of the National Advisory Board of The Salvation Army, a director of The World Methodist Council, a trustee of The Carnegie Endowment for International Peace, a director of Valparaiso University, a member of the board of advisors of Thayer Capital Partners and a member of The Business Council.

Dr. Bonnie G. Hill

Dr. Hill, age 62, a director of the Company since April 7, 1994, is President of B. Hill Enterprises, LLC, a consulting firm specializing in corporate governance and board organizational and public policy issues. From February 1997 to July 2001 she was President and Chief Executive Officer of The Times Mirror Foundation, Vice President of The Times Mirror Company, and, from August 1998 to July 2001, Senior Vice President Communications and Public Affairs for the Los Angeles Times. Prior thereto, she served as Dean of the McIntire School of Commerce at the University of Virginia. She is also a director of Hershey Foods Corporation, The Home Depot, Inc., ChoicePoint, Inc., Albertson’s, Inc., YumBrands, Inc. and California Water Service Group, and serves on the boards of the United Way of Greater Los Angeles, the Los Angeles Urban League and the Police Assessment Resource Center.

Robert H. Jenkins

Mr. Jenkins, age 61, a director of the Company since January 24, 1996, has served as its non-executive Chairman of the Board since October 16, 2003. Mr. Jenkins served as Chairman of the Board of Sundstrand Corporation from April 1997 and as President and Chief Executive Officer of that company from September 1995, in each case until his retirement in August 1999 following the merger of Sundstrand Corporation with and into United Technologies Corporation in June 1999. For more than five years prior thereto, Mr. Jenkins was employed by Illinois Tool Works as its Executive Vice President and in other senior management positions. Mr. Jenkins also is a director of Clarcor Inc., Sentry Insurance, Solutia, Inc. and Visteon Corporation.

Lawrence A. Leser

Mr. Leser, age 68, a director of the Company since May 17, 1995, retired as Chairman of The E.W. Scripps Company in May 1999, having also served as its Chief Executive Officer from July 1985 until May 1996. Mr. Leser also serves as a director of Union Central Life Insurance Company and is a Trustee of Xavier University.

Daniel J. Meyer

Mr. Meyer, age 67, a director of the Company since January 1, 2000, retired as Chairman and Chief Executive Officer of Milacron Inc., a Cincinnati-based plastics processing and metalworking technologies company, in May 2001. He also serves as a director of Hubbell Inc. and Cincinnati Bell Inc.

Shirley D. Peterson

Ms. Peterson, age 62, a director of the Company since January 13, 2004, was President of Hood College, an independent liberal arts college in Frederick, Maryland, from 1995 until 2000. She has been an independent trustee of the Scudder Mutual Funds since 1995. She serves as a director of Federal Mogul Corporation and is a trustee of Bryn Mawr College. From 1989-93, she served in the U.S. government, first appointed by President Bush as Assistant Attorney General in the Tax Division of the Department of Justice, then as Commissioner of Internal Revenue. She also was a partner in the law firm of Steptoe & Johnson, where she spent a total of 22 years from 1969-89 and 1993-94.

Dr. James A. Thomson

Dr. Thomson, age 59, a director of the Company since March 18, 1996, is the President and Chief Executive Officer of The RAND Corporation, having served in that capacity since August 1989. He also serves as a director of Encysive Pharmaceuticals Inc.

James L. Wainscott

Mr. Wainscott, age 47, has served as President and Chief Executive Officer and a director of the Company since October 16, 2003, after serving one month as the Company’s Acting Chief Executive Officer following the resignation of Richard M. Wardrop, Jr. Mr. Wainscott served as the Company’s Chief Financial Officer from July 1998 until October 2003 and as Treasurer from April 1995 until April 2001. He was elected Senior Vice President in January 2000, having previously served as Vice President from April 1995 until that date. He also serves on the Board of the American Iron and Steel Institute.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF EACH OF THE FOREGOING NOMINEES.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Public Affairs Committee. On January 14, 2004, Mr. Jenkins, in his capacity as non-executive Chairman of the Board, was appointed to serve, and since that date has continued to serve, as a non-voting, ex-officio member of each of these Committees.

Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including: (i) overseeing the integrity of the Company’s financial statements; (ii) compliance with legal and regulatory requirements; (iii) independent auditor’s qualifications and independence; and (iv) performance of independent auditors and internal audit function. In fulfilling these responsibilities, the Audit Committee selects and appoints the firm of certified public accountants that will serve as the independent auditors of the Company’s annual financial statements. The Committee also meets with representatives of that accounting firm to review the plan, scope and results of the annual audit, the Company’s critical accounting policies and estimates and the recommendations of the independent accountants regarding the Company’s internal accounting systems and controls. During 2003, the Committee consisted of Messrs. Leser (Chair), Fites and Meyer, and Dr. Thomson. On January 14, Ms. Peterson joined the Committee and Mr. Fites ceased to be a member of the Committee. A report of the Audit Committee is set forth on page 22. In March 2004, the Board of Directors determined that all of the Committee members are financially literate and each of Messrs. Leser and Meyer and Dr. Thomson is an “audit committee financial expert,” as that term is defined in Item 401(h)(2) of Regulation S-K under the Exchange Act. All members of the Audit Committee are “independent,” as that term is used in the NYSE Rule 303A.02. A copy of the charter of the Audit Committee is appended to this Proxy Statement as Annex A and is available on the Company’s website at www.aksteel.com.

Compensation Committee

The primary purpose of the Compensation Committee is to assist the Board in overseeing the Company’s management compensation policies and practices, including (i) determining and approving the compensation of the Company’s Chief Executive Officer; (ii) reviewing and approving compensation levels for the Company’s other executive officers; (iii) reviewing and approving management incentive compensation policies and programs; (iv) reviewing and approving equity compensation programs for employees; and (v) producing an annual report on executive compensation for inclusion in the proxy statement. During 2003, the members of the Committee were Messrs. Allen Born (Chair from January 1, 2003 until his board term ended on May 13, 2003), Jenkins (Chair from May 13, 2003 until November 11, 2003), Abdoo (Chair since November 11, 2003), Leser and Dr. Hill. On January 14, 2004, Mr. Fites joined the Committee and Mr. Jenkins ceased to be a voting member of the Committee. A report of the Compensation Committee is set forth beginning on page 17. All members of the Compensation Committee are “independent,” as that term is used in the NYSE Rule 303A.02. A copy of the charter of the Compensation Committee is available on the Company’s website at www.aksteel.com.

Nominating and Governance Committee

The primary purpose of the Nominating and Governance Committee is to assist the Board in: (i) identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the annual meeting of shareholders or to fill Board vacancies; (ii) overseeing the Company’s policies and procedures for the receipt of shareholder suggestions regarding Board composition and recommendations of candidates for nomination by the Board; (iii) developing, recommending to the Board and overseeing implementation of the Company’s Corporate Governance Guidelines; and (iv) reviewing on a regular basis the overall corporate governance of the Company and recommending improvements when necessary. During 2003, the members of the Committee were Messrs. Jenkins (Chair from January 1, 2003 until May 13, 2003), Fites (Chair since May 13, 2003), Abdoo and Renna. On January 14, 2004, Ms. Peterson joined the Committee and Mr. Jenkins ceased to be a voting member of the Committee. All members of the Nominating and Governance Committee are “independent,” as that term is used in the NYSE Rule 303A.02. A copy of the charter of the Nominating and Governance Committee is available on the Company’s website at www.aksteel.com.

In fulfilling its responsibility of identifying, screening and recommending persons for nomination by the Board to serve as a director, the Committee may solicit input and/or recommendations from other members of the Board and/or independent advisors. After the Committee’s deliberations are completed, it reports its findings and recommendations to the Board. The Board then proposes a slate of nominees to the stockholders for election to the Board.

In addition to meeting independence requirements, nominees for the Board must not have reached their 72nd birthday at the time of their election. Nominees are selected on the basis of the following principal criteria: personal qualities and characteristics, such as judgment, integrity, reputation in the business community, and record of public service; business and/or professional expertise, experience and accomplishments; ability and willingness to devote sufficient time to the affairs of the Board and of the Company; diversity of viewpoints, backgrounds and experience from those of other nominees; the needs of the Company at the time of nomination to the Board; and the likely integration of a particular candidate’s skills and personality with those of other nominees in building a Board that will be effective and responsive to the needs of the Company.

The Nominating and Governance Committee does not have a formal written policy with regard to the consideration of any director candidates recommended by shareholders, but would give appropriate consideration to candidates for Board membership nominated by shareholders in accordance with the Company’s by-laws, and evaluate such candidates in the same manner as other candidates identified to the Committee. Any such recommendations may be submitted in writing to the Chairman of the Nominating and Governance Committee, c/o Secretary, AK Steel Corporation, 703 Curtis Street, Middletown, Ohio 45043 and should contain whatever supporting material the shareholder considers appropriate. The Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Company’s by-laws relating to shareholder nominations as described below in “Stockholder Proposals for the 2005 Annual Meeting and Nominations of Directors.”

Public Affairs Committee

The primary purpose of the Public Affairs Committee is to review and make recommendations to the Board regarding the Company’s policies and practices with respect to public and government affairs, including its policies with respect to environmental compliance, employee safety and health and equal employment opportunities. During 2003, the Committee consisted of Drs. Hill (Chair from January 1, 2003 until May 13, 2003) and Thomson (Chair since May 13, 2003) and Messrs. Meyer and Renna.

Attendance at Meetings

During 2003, there were four regular meetings and nine special meetings of the Board of Directors. There were six meetings of the Compensation Committee, five meetings of the Audit Committee, four meetings of the Nominating and Governance Committee and two meetings of the Public Affairs Committee. The Company does not have a formal written policy regarding director attendance at the Annual Meeting; however, directors are encouraged to attend the Annual Meeting. Each director is expected to make a diligent effort to attend all Board meetings and meetings of those committees of which he or she is a member. During 2003, each director attended at least 75% of the meetings of the Board and those committees of which he or she was a member. Richard M. Wardrop, Jr., who was the Company’s Chairman and Chief Executive Officer at the date of the 2003 Annual Meeting of Shareholders, was the only director in attendance at that meeting.

Compensation of Directors

During 2003, each director who was not an employee of the Company received an annual fee of $40,000 for service on the Board of Directors. One-half of that amount was paid in the form of restricted shares of Common Stock of the Company valued at its market price on the date of issuance and the balance was paid in cash or, at the director’s option, in the form of additional restricted shares of Common Stock. Each non-employee director who chairs a committee of the Board of Directors received an additional annual fee of $5,000 for such service. Non-employee directors also were paid a fee of $2,000 for each Board meeting and each committee meeting they attended and were reimbursed for their expenses incurred in attending those meetings. Upon his election as non-executive Chairman in October of 2003, Mr. Jenkins’ annual fee for service on the Board of Directors was increased to $100,000. One-half of his retainer was paid in the form of restricted shares of Common Stock of the Company valued at their market price on the date of issuance. Mr. Jenkins’ fee for each Board meeting and each committee meeting he attended was increased at the same time to $5,000. Upon first being elected to the Board, each non-employee director also is granted options under the Company’s Stock Incentive Plan to purchase a total of 10,000 shares of the Company’s Common Stock at its then prevailing market price. The options vest on the first anniversary of the date of grant and may be exercised at any time thereafter until the tenth anniversary of the grant date or three years after retirement from the Board, whichever is sooner. An employee of the Company who serves as a director receives no additional compensation for such service.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of that class and other equity securities of the Company. Officers, directors and greater-than-ten-percent beneficial owners are required by Rule 16a-3(e) under the Exchange Act to furnish the Company with copies of all reports that they file pursuant to Section 16(a).

To the Company’s knowledge, based upon a review of the copies of such reports furnished to the Company and written representations from its executive officers and directors that no other reports were required, all Section 16(a) filing requirements applicable to the Company’s officers and directors were complied with during 2003.

Presiding Director and Communication with the Board of Directors

The Company’s non-executive Chairman presides over all board meetings, including executive sessions.

Shareholders may send communications to the non-executive Chairman or to any one or more of the other non-management directors by addressing any correspondence to the name(s) of any specific director(s) or to the “Board of Directors” as a whole, and mailing it in care of the Secretary, AK Steel Corporation, 703 Curtis Street, Middletown, Ohio 45043.

Board Independence

In March 2004, the Nominating and Governance Committee and the Board of Directors undertook a review of the independence of all non-employee directors. In advance of the meeting at which the review occurred, each non-employee director was asked to provide the Board with full information regarding the director’s business and other relationships with the Company and its affiliates and with executive officers and their affiliates to enable the Board to evaluate the director’s independence. Directors have an affirmative obligation to inform the Board of any material changes that might impact their designation by the Board as “independent.” This obligation includes all business relationships between the director and/or an immediate family member on the one hand and the Company and/or its affiliates and/or executive officers on the other.

With the assistance and upon the recommendation of the Nominating and Governance Committee, the Board has affirmatively determined, after considering all relevant facts and circumstances that, with the exception of Mr. Wainscott (the Company’s Chief Executive Officer), no director has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and, therefore, all directors, except Mr. Wainscott, qualify as “independent” as that term is defined in Rule 10A-3 and Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act and in NYSE Rule 303A.02.

The Company has made no charitable contribution on behalf of any director in an amount more than the greater of $1,000,000 or 2% of the charity’s revenues.

STOCK OWNERSHIP

Directors, Executive Officers and Certain Former Executive Officers

The following table sets forth as of March 19, 2004, information with respect to the beneficial ownership of the Company’s Common Stock by (i) each executive officer and former executive officer of the Company named in the Summary Compensation Table on page 10, (ii) each current director and each nominee for election as a director and (iii) all directors and executive officers of the Company as a group.

	Shares Owned Beneficially(1)	Percentage of Outstanding Shares(2)
Richard A. Abdoo	25,151	*
Michael T. Adams (3)	231,258	*
Michael P. Christy	189,842	*
Donald V. Fites	38,790	*
Thomas C. Graham, Jr.	113,435	*
Brenda S. Harmon (3)	184,506	*
Dr. Bonnie G. Hill	16,293	*
David C. Horn	104,666	*
John G. Hritz (3)	459,531	*
Robert H. Jenkins	26,063	*
Lawrence A. Leser	23,715	*
Daniel J. Meyer	26,975	*
Shirley D Peterson	0	*
Eugene A. Renna	17,432	*
Dr. James A. Thomson	23,213	*
James L. Wainscott	370,497	*
Richard M. Wardrop, Jr. (3)	2,407,706	2.22%
All directors and executive officers as a group (23 persons)	4,584,102	4.22%

(1)	Includes shares subject to stock options exercisable within 60 days.

(2)	An asterisk indicates ownership of less than 1%.

(3)	Information as of last day individual worked for the Company.

Other Beneficial Owners

The following table sets forth information with respect to each person known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock of the Company as of December 31, 2003 (except as otherwise indicated):

Name and Address of Beneficial Owner	Shares Owned Beneficially	Percentage of Outstanding Shares
Donald Smith & Co., Inc.(1)	9,693,200	8.9%
East 80 Route 4 Paramus, NJ 07652

The Tontine Group(2)	6,410,400	5.9%
55 Railroad Avenue Greenwich, Connecticut 06830

JFE Holdings, Inc.(3)	5,510,638	5.1%
Hibiya, Kokusai Building 2-3 Uchisaiwaicho, 2-Chome Chiyoda-Ku, Tokyo 100 Japan

(1)	Based on information contained in a statement on Schedule 13G, dated January 21, 2004, Donald Smith & Co., Inc. is a registered investment advisor having sole voting power with respect to 9,403,200 shares and sole dispositive power with respect to 9,693,200 shares held by or for the accounts of various advisory clients, none of which, to the knowledge of Donald Smith & Co., Inc., owned more than 5% of the outstanding Common Stock of the Company at December 31, 2003.
(2)	Based on information contained in a statement on Schedule 13G, dated December 11, 2003, a group consisting of Tontine Management, L.L.C., Tontine Partners, L.P., Tontine Capital Management, L.L.C., Tontine Associates, L.L.C. and Jeffrey L. Gendell (individually and as a managing member of Tontine Management, L.L.C., Tontine Capital Management, L.L.C. and Tontine Associates, L.L.C.) collectively owned beneficially with shared voting and dispositive power an aggregate of 6,410,400 shares as of the date of that statement.
(3)	JFE Holdings, Inc. is successor in interest to Kawasaki Steel Corporation.

Equity Compensation Plan Information

The following table sets forth information with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	4,653,781	$13.919	5,559,327
Equity compensation plans not approved by security holders(1)	9,043	$11.305	0

Total	4,662,824	$13,914	5,559,327

(1)	In February of 1996 Armco Inc. (which merged with and into the Company on September 30, 1999) established the 1996 Incentive Plan of Armco Inc. and Affiliates, under which 2,000,000 shares were made available for award to any qualified hourly or salaried employee except employees subject to Section 16 of the Securities Exchange Act of 1934, as amended. The exercise prices for stock options granted under the 1996 incentive plan were the fair market value of shares on the date of grant and options were not exercisable until two years from the date of grant.

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

Annual compensation paid to executive officers of the Company consists of salary and cash incentive awards under the Company’s Annual Management Incentive Plan. Long-term compensation consists of restricted stock awards and stock options under the Company’s Stock Incentive Plan and payouts in the form of cash and/or restricted stock under the Company’s Long-Term Performance Plan.

The following table sets forth the cash compensation, as well as certain other compensation, paid or accrued by the Company for each of the past three years to the Chief Executive Officer, and each of the other four most highly compensated executive officers of the Company serving as such at December 31, 2003, as well as the former Chief Executive Officer and each of the two other most highly compensated executive officers of the Company who served as such during 2003 but were not serving as of December 31, 2003. For convenience, all persons named in the table are referred to as the “Named Executives”.

Summary Compensation Table

Long-Term Compensation
		Annual Compensation		Awards		Payouts
Name and Principal Position at 12/31/03	Year	Salary ($)	Bonus(3) ($)	Restricted Stock Awards(4) ($)	Securities Underlying Stock Options (# of Shares)	LTPP Payouts(5) ($)	All Other Compen- sation(6) ($)
James L. Wainscott President and Chief Executive Officer	2003 2002 2001	467,443 363,000 330,000	167,932 363,000 99,000	661,460 242,600 183,750	430,000 40,000 40,000	379,167 363,000 330,000	1,683 31,665 220,475

David C. Horn Vice President and General Counsel	2003 2002 2001	370,000 350,000 343,750	111,000 350,000 95,813	252,640 121,300 58,250	20,000 20,000 10,000	185,000 350,000 323,750	2,102 1,791 1,346

Michael T. Adams(1) Senior Vice President	2003 2002 2001	325,000 267,500 238,336	0 267,500 71,501	315,800 121,300 91,875	25,000 20,000 20,000	0 285,000 250,000	1,278 781 219,589

Thomas C. Graham, Jr. Vice President Engineering	2003 2002 2001	240,000 232,500 225,000	72,000 232,500 67,500	126,320 53,325 0	10,000 10,000 0	120,000 240,000 225,000	972 19,695 17,840

Michael P. Christy Vice President Purchasing and Transportation	2003 2002 2001	210,000 210,000 210,000	63,000 210,000 63,000	252,640 121,300 91,875	20,000 20,000 20,000	105,000 210,000 210,000	664 18,164 35,867

Richard M. Wardrop, Jr.(1)	2003 2002 2001	935,606 1,300,000 1,250,000	0 2,600,000 750,000	1,184,250 1,213,000 735,000	100,000 150,000 200,000	0 2,210,000 2,125,000	758,769 13,153 2,824,388

John G. Hritz(1)	2003 2002 2001	359,849 425,000 415,000	107,955 425,000 124,500	505,280 242,600 183,750	40,000 40,000 40,000	0 425,000 425,000	270,570 37,055 336,421

Brenda S. Harmon(1)(2)	2003 2002 2001	252,087 267,502 255,000	75,626 267,502 76,500	252,640 121,300 91,875	20,000 20,000 20,000	275,004 275,004 260,000	3,378 1,336 342,343

Footnotes:

(1)	Effective September 18, 2003, Mr. Wardrop resigned his positions as Chairman and Chief Executive Officer upon mutual agreement with the Board and Mr. Hritz resigned his position as President upon mutual agreement with the Board; effective November 30, 2003, Ms. Harmon voluntarily resigned her position as Vice President Human Resources; and effective December 31, 2003, Mr. Adams voluntarily resigned his position as Senior Vice President.

(2)	Because of the combination of her age and service, Ms. Harmon’s voluntary resignation constitutes a “retirement” for purposes of determining the amount of any benefits and the method of payment of any benefits under the Annual Management Incentive Plan, the Long-Term Incentive Plan, the Executive Deferred Compensation Plan and the Supplemental Thrift Plan.

(3)	The amounts shown in this column represent bonuses awarded under the Company’s Annual Management Incentive Plan.

(4)	The dollar value of each restricted stock award indicated in this column is based on the average price of the Company’s Common Stock on the date of the award. All awards shown in this column were granted pursuant to the Company’s Stock Incentive Plan. The aggregate number of shares of restricted stock held by the Named Executives at December 31, 2003 and the dollar value thereof (based on the closing price of the Company’s Common Stock on December 31, 2003) were as follows: (i) for Mr. Wainscott—196,336, $1,001,314; (ii) for Mr. Horn—47,000, $239,700; (iii) for Mr. Adams—67,833, $345,948; (iv) for Mr. Graham—25,742, $131,284; (v) for Mr. Christy—58,453, $298,110; (vi) for Mr. Wardrop—392,138, $1,999,904; (vii) for Mr. Hritz—123,249, $628,570; and (viii) for Ms. Harmon 58,673, $299,232. Dividends are paid on shares of restricted stock to the extent declared and paid on the Company’s Common Stock.

(5)	The amounts shown in this column represent payouts of awards under the Company’s Long-Term Performance Plan.

(6)	Amounts shown in this column for 2003 include (i) imputed income arising out of a Company-provided life insurance plan, (ii) pay in lieu of vacation, (iii) cash paid pursuant to a Company-provided medical plan, and (iv) severance. The amounts shown in this column for 2003 were derived as follows: (i) for Mr. Wainscott $1,483 was attributed to him for imputed interest arising out of a Company-provided life insurance plan and $200 was paid to him pursuant to a Company-provided medical plan, (ii) for Mr. Horn $1,902 was attributed to him for imputed income arising out of a Company-provided life insurance plan and $200 was paid to him pursuant to a Company-provided medical plan, (iii) for Mr. Adams $1,078 was attributed to him for imputed income arising out of a Company-provided life insurance plan and $200 was paid to him pursuant to a Company-provided medical plan, (iv) for Mr. Graham $772 was attributed to him for imputed income arising out of a Company-provided life insurance plan and $200 was paid to him pursuant to a Company-provided medical plan, (v) for Mr. Christy $664 was attributed to him for imputed income arising out of a Company-provided life insurance plan, (vi) for Mr. Wardrop $8,769 was attributed to him for imputed interest arising out of a Company-provided life insurance plan, $100,000 was paid to him in lieu of vacation and $650,000 was paid to him as severance, (vii) for Mr. Hritz $1,139 was attributed to him for imputed income arising out of a Company-provided life insurance plan, $19,231 was paid to him in lieu of vacation, $200 was paid to him pursuant to a Company-provided medical plan and $250,000 was paid to him as severance, and (viii) for Ms. Harmon $1,263 was attributed to her for imputed income arising out of a Company-provided life insurance plan and $2,115 was paid to her in lieu of vacation.

Stock Options

Pursuant to its Stock Incentive Plan (“SIP”), the Company grants to its key employees, including its executive officers, options to purchase shares of its Common Stock. All options granted under the SIP vest in three equal annual installments, on the first, second and third anniversary of the grant date. The plan does not provide for, and the Company does not grant, stock appreciation rights.

The following table sets forth information with respect to stock options granted to the Named Executives in 2003.

Stock Option Grants in 2003

Name	Options Granted (# of shares)	Percent of Total Options Granted to Employees in 2003	Exercise Price Per Share ($)(1)		Expiration Date		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
							5% ($)	10% ($)
J. L. Wainscott	430,000	47.51	3.179	(2)	various	(2)	859,605	2,178,407
D. C. Horn	20,000	2.21	7.895		1/16/13		99,302	251,652
M. T. Adams	25,000	2.76	7.895		1/16/13	(4)	124,128	314,565
T. C. Graham, Jr.	10,000	1.10	7.895		1/16/13		49,651	125,826
M. P. Christy	20,000	2.21	7.895		1/16/13		99,302	251,652
R. M. Wardrop, Jr.	100,000	11.05	7.895		1/16/13	(5)	496,512	1,258,260
J. G. Hritz	40,000	4.42	7.895		1/16/13		198,605	503,304
B. S. Harmon	20,000	2.21	7.895		1/16/13	(6)	99,302	251,652

(1)	All options have an exercise price equal to the fair market value of the underlying shares as of the date of grant.

(2)	For Mr. Wainscott options with respect to 30,000 shares were granted with an exercise price of $7.895 and expire on January 16, 2013; and options with respect to 400,000 shares were granted with an exercise price of $2.825 and expire on November 13, 2013

(3)	The amounts shown in these columns represent the potential appreciation in the value of the options over their stated term of ten years, based upon assumed compounded rates of appreciation of 5% per year (equivalent to 62.89%) and 10% per year (equivalent to 159.37%), respectively. These amounts are not intended as forecasts of future appreciation, which is dependent upon the actual increase, if any, in the market price of the shares underlying the options, and there is no assurance that the amounts of appreciation shown in these columns will be realized.

(4)	Mr. Adams’ options ceased to be exercisable upon his voluntary termination of employment on December 31, 2003.

(5)	The continuing exercisability of Mr. Wardrop’s options is currently the subject of dispute.

(6)	As a result of Ms. Harmon’s retirement on November 30, 2003, her options will cease to be exercisable on November 30, 2006.

The following table provides information as to options exercised by each of the Named Executives in 2003 and the value of options held by them at year end:

Aggregate Option Exercises in 2003 and

Option Values at December 31, 2003

Name	Number of Shares Acquired on Exercise	Value Realized($)	Number of Unexercised Options at December 31, 2003				Value of Unexercised In-the-Money Options at December 31, 2003($)(1)
			Exercisable		Unexercisable		Exercisable	Unexercisable
J. L. Wainscott	0	0	111,999		469,999		0	$910,000
D. C. Horn	0	0	18,334		36,666		0	0
M. T. Adams	0	0	112,333	(2)	44,999	(2)	0	0
T. C. Graham, Jr.	0	0	58,334		16,666		0	0
M. P. Christy	0	0	91,667		39,999		0
R. M. Wardrop, Jr.	0	0	1,563,334		266,666		0	0
J. G. Hritz	0	0	234,333		79,999		0	0
B. S. Harmon	0	0	83,001		39,999		0	0

(1)	Calculated on the basis of the difference between the option exercise price and the closing price of the Company’s Common Stock on the New York Stock Exchange on December 31, 2003 ($5.10 per share).
(2)	Mr. Adams’ options ceased to be exercisable upon his voluntary termination of employment on December 31, 2003.

Long-Term Incentive Awards

The Company’s Long-Term Performance Plan is designed to increase management’s focus on the Company’s longer-term performance relative to that of a peer group of other steel producers and to further enhance the Company’s ability to retain the services of its key executives. For 2003, the peer group consisted of United States Steel Corporation, Nucor and Ispat Inland.

Long-term performance was measured in 2003 on the basis of the Company’s earnings before interest expense, provision for income taxes, depreciation and amortization (excluding special and unusual items), per ton of steel shipped which, for purposes of the plan, is assessed both annually and cumulatively over a performance period of three years, with a new performance period commencing annually. Payouts are shown in the Summary Compensation Table on page 10.

The payout to each participating executive is determined by multiplying the executive’s annualized base salary as of the end of the performance period by an award percentage. A target percentage for each executive is established subject to the approval of the Compensation Committee. The actual award percentage may be higher or lower than the target percentage, depending upon the Company’s performance relative to that of the competitor group during the performance period, and currently ranges from a threshold of 25% of the target percentage to a maximum of 200% of the target percentage. An executive would be entitled to the maximum payout only if the Company’s performance ranks first among the competitor group both on a cumulative basis over the entire performance period and during the last year thereof. No payment is made to an executive who has voluntarily resigned or been discharged for cause prior to the scheduled date of payout. Upon retirement or certain other termination events, an executive is entitled under the Plan to receive, in lieu of any amounts to which he or she otherwise might have been entitled in respect of performance periods that commenced prior thereto but are scheduled to expire thereafter, a payment equal to his or her payout for the performance period last ended prior to the date of his or her retirement or termination of employment. Up to 50% of an executive’s payout may be made in the form of an award of shares of restricted stock, which vests with respect to 20% of the shares on each of the first through fifth anniversaries of the award date.

The following table sets forth information with respect to estimated payouts to the Named Executives pursuant to the Company’s Long-Term Performance Plan:

Long-Term Incentive Plans—Awards in Last Fiscal Year

Name	Number of Shares, Units or Other Rights(%)(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans(2)
			Threshold ($)	Target ($)	Maximum ($)
J. L. Wainscott	75	1/1/03-12/31/05	121,875	487,500	975,000
D. C. Horn	50	1/1/03-12/31/05	52,500	210,000	420,000
M. T. Adams	50	1/1/03-12/31/05	0	0	0
T. C. Graham, Jr.	50	1/1/03-12/31/05	30,000	120,000	240,000
M. P. Christy	50	1/1/03-12/31/05	26,250	105,000	210,000
R. M. Wardrop, Jr.	85	1/1/03-12/31/05	0	0	0
J. G. Hritz	50	1/1/03-12/31/05	0	0	0
B. S. Harmon	50	1/1/03-12/31/05	0	0	0

(1)	The number set forth in this column for a Named Executive is the target percentage specified by the Compensation Committee.
(2)	For purposes of projecting a Named Executive’s future payout, the applicable target percentage has been multiplied against the Named Executive’s annualized base salary as of December 31, 2003. A Named Executive’s ultimate payout will be determined by multiplying the applicable award percentage against his or her annualized base salary at December 31, 2004, which may not be the same as that in effect at December 31, 2003.

Agreements with Principal Officers

Certain of the Company’s executive officers and other key managers are covered by agreements that provide for severance payments and other benefits in the event of termination of the employee’s employment for certain reasons set forth in the agreements (a “Triggering Event”), such as a diminution of the covered employee’s salary, a significant adverse change in the employee’s responsibilities or termination of the employee’s employment other than for cause (as defined in the agreements). In consideration for any benefits provided under these agreements, each covered employee agrees to certain responsibilities, including his or her agreement not to compete with the Company and its affiliates in any capacity for one year following termination of his or her employment with the Company for any reason.

The agreements with the executive officers generally provide that upon the occurrence of a Triggering Event, an elected officer (including each of the Named Executives) would be entitled to a lump sum severance payment equal to the salary to which that officer would otherwise have been entitled for a period (the “severance payment period”) of six months. In addition, if such officer enters into an agreement with the Company releasing the Company from any liability for claims relating to his employment with the Company, he would be entitled to (i) a lump sum severance payment equal to the salary to which that officer would otherwise have been entitled for an additional severance payment period of 30 months (if the Triggering Event occurs within 24 months following the occurrence of a Change in Control, as defined in the agreements) or 18 months (in the case of a Triggering Event occurring other than within 24 months after a Change in Control); (ii) a lump sum payment under the Company’s Annual Management Incentive Plan of a sum equal to the aggregate annual bonuses to which the officer would have been entitled for the applicable severance payment period based upon the bonus actually received by the employee under that plan for the year preceding the Triggering Event; (iii) payment of any Long-Term Performance Plan award earned, but not yet paid, and a lump-sum payment equal to the award paid or earned for the prior performance period; (iv) the immediate vesting and lapse of all restrictions on restricted stock awards to the employee under the Company’s Stock Incentive Plan; (v) the right, for a period of three years following the Triggering Event, to exercise any stock options that were outstanding at the date of the Triggering Event; and (vi) continuing coverage under the Company’s benefit plans (including life, health and other insurance benefits) for the duration of the applicable severance payment period.

The agreements with certain executive officers (including the Named Executives) also provide that, upon either (i) an involuntary termination of employment other than for cause (whether or not preceded by a Change in Control) or (ii) a voluntary termination of employment for good reason (as defined in the agreements) within 24 months following a Change in Control, the officer would be entitled to a further lump sum payment equal to (and in lieu of) all amounts to which that officer would otherwise have been entitled under the Company’s supplemental retirement plan (described below under “Pension Plans”), such payment to be calculated as if he had become fully vested under the plan and had retired at age 60 (or his then actual age, if higher). If the Triggering Event is preceded by a Change in Control and any portion of the required payments to an elected officer becomes subject to the federal excise tax on so-called “parachute payments,” the agreement with that officer provides for “gross-up” so that the net amount retained by the officer, after deduction of the excise tax and any applicable taxes on the “gross-up” payment, is not reduced as a consequence of such excise tax.

The Company’s agreements with certain of its executive officers (including the Named Executives) provide to each such officer the right, exercisable only during a thirty-day period commencing 180 days following the occurrence of a Change in Control to voluntarily terminate his or her employment and obtain the same benefits as would be available following a Triggering Event. The agreements with certain executive officers (including the Named Executives) further provide that any disputed claim for payment pursuant to that agreement and all employment claims must be submitted to final and binding arbitration.

In October 2003, the Board adopted a policy concerning severance agreements for the Company’s senior executives. That policy provides that the Board should seek shareholder approval or ratification of severance agreements with its senior executives entered into on or after May 13, 2003 if such agreements require payment of benefits attributable to severance in an amount exceeding 2.99 times the sum of the senior executive’s annual base salary plus annual and long term incentive bonuses paid or payable for the immediately preceding calendar year. A copy of such policy was annexed as an Exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2003 filed pursuant to the Exchange Act. In accordance with that policy, the Board decided in late 2003 to revise the terms of the Company’s executive officer severance agreements, including the benefits provided under such agreements. A new executive officer severance agreement has not yet been approved by the Board and work on the preparation of the new agreement is continuing. Executive Officers elected subsequent to the adoption of the policy have not been offered the executive officer severance agreement described in the preceding paragraphs. Any new severance agreement entered into with these officers, and any renewal of a severance agreement with other executive officers which predates the policy, will comply with the policy.

Pension Plans

The Company’s executive officers are eligible for retirement benefits under either of two qualified benefit plans: (i) a defined benefit plan (the “Defined Benefit Plan”) that provides benefits based on an employee’s highest eligible earnings in any 60 consecutive months of service during his or her last 120 consecutive months of service, or (ii) a cash balance plan (the “Cash Balance Plan”) that accumulates credits based on an employee’s length of service and his or her compensation throughout that period of service. An employee’s eligibility for coverage under a particular plan is generally determined on the basis of the date at which he or she commenced employment with the Company.

Executive officers are also eligible for benefits under a supplemental retirement plan (the “Supplemental Plan”) that provides a “make up” of qualified plan benefits that may be denied to participants in the qualified plans because of limitations imposed by the Internal Revenue Code of 1986, as amended, as well as supplemental benefits for employees with a minimum of ten years of service, including at least five years of service as a member of key management. The Board amended and restated the Supplemental Plan effective November 2003. The principal changes to the Supplemental Plan with respect to executive officers were (1) removal of payouts under the Company’s Long Term Performance Plan from the determination of the officers’ average covered compensation, (2) changing the regular method of payment under the Supplemental Plan from a lump-sum following termination of employment to an annuity starting at age 60, and (3) a change in the interest rate used to calculate the benefits under the plan. Under the amended and restated Supplemental Plan, the basic form of payment of a participant’s benefit is a single life annuity payment in equal monthly installments commencing on the later of the first day of the month following the participant’s 60th birthday or his or her employment termination date. A participant may elect to commence the monthly annuity payments early following his or her 55th birthday, but the payments under those circumstances will be reduced to the actuarial equivalent of the regular payments based upon the participant’s age and certain actuarial assumptions. Benefits paid under the Supplemental Plan are subject to an offset for any benefit from the Company’s qualified plan and any other employer provided qualified plan. A participant’s benefit under the Supplemental Plan as amended and restated effective November 25, 2003, before giving effect to such offset, is equal to the greater of:

(a)	50% of his or her average covered compensation (base salary and bonus under the Annual Management Incentive Plan during the relevant calculation period), or

(b)	the participant’s benefit under the applicable qualified plan in which he or she participates, calculated without regard to the limitations imposed by the Internal Revenue Code of 1986, as amended.

Participants in the Supplemental Plan who were vested as of November 25, 2003 are entitled to receive benefits at least equal to, and in the same form, as they would have received if the plan had not been amended and restated. Only one of the Company’s current executive officers was vested in the Supplemental Plan as of November 25, 2003.

Estimated Annual Pension Benefits

Each of the Named Executives (other than Messrs. Hritz and Adams and Ms. Harmon) and three of the Company’s other officers, participate in the Cash Balance Plan. Mr. Hritz, Mr. Adams and Ms. Harmon were participants, and two other officers continue to participate, in the Defined Benefit Plan. All elected officers are eligible to be covered under the Supplemental Plan; however, currently, not all elected officers are participants in the Supplemental Plan. The following table sets forth the estimated combined annual retirement benefits (calculated on a straight life annuity basis) that may become payable to a covered participant in the higher compensation classifications under either of the qualified plans and the Supplemental Plan, assuming satisfaction of the requisite service requirements at the time of retirement:

Estimated Maximum Benefit
Average Covered Compensation ($)	Estimated Benefit ($)
500,000	250,000
700,000	350,000
900,000	450,000
1,200,000	600,000
3,200,000	1,600,000
5,400,000	2,700,000

The following table sets forth, as of December 31, 2003, the number of years of creditable service and the applicable covered compensation for pension benefit calculation purposes for each of the Named Executives:

Name	Years of Service	Covered Compensation ($)
J. L. Wainscott	8.75	817,051
D. C. Horn	3.08	509,507
M. T. Adams	22.54	724,729
T. C. Graham, Jr.	7.52	510,125
M. P. Christy	7.55	445,612
R. M. Wardrop, Jr.	11.26	5,487,779
J. G. Hritz	13.83	1,190,000
B. S. Harmon	22.19	718,060

Compensation Committee Report on Executive Compensation

Compensation Policies

The principal function of the Compensation Committee (the “Committee”) is to assist the Board in overseeing the Company’s management compensation policies and practices. In discharging its responsibilities, the Committee is empowered to inquire into any matter that it considers appropriate to carry out its responsibilities, with access to all books, records, facilities and personnel of the Company. The Committee has the power to retain outside counsel, compensation consultants or other advisors to assist it in carrying out its activities. The Company is required to, and does, provide adequate resources to support the Committee’s activities, including compensation of the Committee’s counsel, consultants and other advisors. The Committee reviews and recommends to the Board of Directors the compensation of the Company’s Chief Executive Officer, reviews and approves the compensation of all other executive officers, reviews the duties and responsibilities of all officers, reviews the Company’s overall compensation and personnel policies, administers the Company’s Stock Incentive Plan, Long-Term Performance Plan and certain other employee benefit plans, and reviews and make recommendations to the Board of Directors with respect to the Company’s incentive compensation plans, pension and savings plans and employee retirement policies, benefits and plans. With respect to the Company’s executive compensation arrangements, the Committee’s goal is to establish a compensation program that strengthens the commonality of interests between management and the Company’s stockholders, links compensation with Company performance and enables the Company to attract and retain executives of high caliber and ability.

In 2003, the Committee noted that economic conditions facing the Company and the steel industry had changed since the Company’s executive compensation programs were initially developed and last revised. The Committee engaged an independent consultant for executive compensation matters and directed the consultant to develop recommendations for proposed revisions that would both better reflect current conditions at the Company and in the industry and also better meet the Committee’s above-stated goal with respect to executive compensation. The Committee considered and relied upon the consultant’s report and recommendations in establishing base salary and determining awards of restricted stock and options to individual executive officers for 2004. In accordance with the consultant’s report and recommendation, the Committee also recommended to the Board, and the Board approved, changes to the Company’s Supplemental Plan for its executive officers, which substantially reduced the level of retirement benefits payable under that plan and changed the normal method of payment to an annuity starting at age 60 rather than a lump sum payable within thirty days of employment termination. The Committee further recommended to the Board, and the Board approved, a policy concerning shareholder approval of certain severance agreements with the Company’s senior executives. That policy provides that the Board should seek shareholder approval or ratification of severance agreements with its senior executives entered into on or after May 13, 2003 if such agreements require payment of benefits attributable to severance in an amount exceeding 2.99 times the sum of the senior executive’s annual base salary plus annual and long term incentive bonuses paid or payable for the immediately preceding calendar year. The Committee currently is in the process of modifying the terms of the executive officer severance agreement to be used for new officers and renewals of existing agreements. Among other things, the modifications from the existing form of the agreement will reduce the benefits payable upon severance of employment and strengthen the ability of the Company to terminate an executive officer’s employment for cause. Based upon the report and recommendation of the independent consultant retained by the Committee to review the Company’s executive compensation programs, the Committee believes that the compensation packages provided by the Company to its executive officers, taken as a whole, are reasonable and consistent with the compensation packages provided by comparable publicly-owned companies.

Executive Officer Compensation Components

The key elements of the Company’s executive officer compensation program are base salary, bonus awards under the Annual Management Incentive Plan and long-term incentives consisting of awards under the Long-Term Performance Plan and awards of stock options and restricted stock under the Stock Incentive Plan. Each of these elements is addressed separately below.

Base Salary

Salary levels are assigned to positions within competitive standards based on job responsibilities and a review of the salary levels for comparable positions at other major corporations, as disclosed in compensation surveys conducted by independent consulting firms. Corporations for which compensation data are included in these surveys include various industrial companies with sales, size and scope that can be compared to those of the Company, as well as the largest publicly owned steel companies in the United States.

Increases in base salary for an executive officer are based on individual performance, Company performance and market compensation trends. The Committee does not rely on any specific formula, nor does it assign specific weights to the various factors used in determining base salaries. Strong individual performance and strong Company performance would generally result in above-average increases. Below-market increases or no increases would generally occur in years when individual performance and Company performance are below expectations.

Annual Management Incentive Plan

The Company’s Annual Management Incentive Plan (“MIP”) is designed to motivate executive officers to focus on both financial and non-financial goals that directly impact shareholders. In 2003, the weighting of those goals for determining payment of an incentive award was 40% for safety, 20% for quality and 40% for financial performance. In 2004, the weighting was changed to 20% for safety, 20% for quality and 60% for financial performance. While there remains as strong an emphasis as ever on safety at the Company, the purpose of weighting the goals differently in 2004 is to adjust the financial incentives for performance in each area for which a goal is established to the needs of the Company. The increased weight in 2004 for financial performance is intended to provide an increased incentive in an area where improvement is most needed. An incentive award under the MIP is expressed as a percentage of an executive’s total base compensation for the year. Depending upon the extent to which prescribed targets are achieved or exceeded, that percentage may vary from approximately 75% to as much as 150% for the President and Chief Executive Officer and from 50% to as much as 100% for each of the other executive officers.

In 2003, the Company substantially exceeded the goals established for safety and quality, but did not achieve the goal established for financial performance. The goals established for safety and quality reflected industry-leading performance. The Committee felt that, because of the extraordinary performance of the Company with respect to safety and quality, it was appropriate to approve the payment of incentive awards to all

MIP participants based upon the portion of the target award attributable to those goals. Mr. Wainscott’s incentive award was 36% of base salary, while each of Messrs. Horn, Graham, Christy and Ms. Harmon received an award equal to 30% of base salary. Mr. Hritz received a pro-rated award equal to 30% of his base salary. Messrs. Wardrop and Adams have received no MIP awards for 2003.

Long-Term Performance Plan

The Company’s Long-Term Performance Plan (“LTPP”) is designed to increase management’s focus on the Company’s performance relative to a peer group of its principal competitors over a multi-year period and to further enhance the Company’s ability to retain the services of its key executives. For 2003, the peer group consisted of United States Steel Corporation, Nucor and Ispat Inland. Following an initial public offering which made its results publicly available for the first time, International Steel Group was added to the peer group in 2004.

Payouts under the LTPP are equally-weighted based upon the Company’s one- and three-year performance compared to the above-stated peer group, using as the financial metric the companies’ earnings before interest expense, provision for income taxes, depreciation and amortization (referred to as “EBITDA”) per ton shipped, excluding special and unusual items. Using that metric, in 2003 AK Steel was first out of four companies in its peer group in the three-year performance ranking and was fourth out of its peer group of four companies in the one-year ranking period. A ranking of first results in payment of 100% of a target award for the particular ranking period. A ranking of fourth results in no payment of an award for that ranking period. Combining the two rankings for 2003 resulted in a payout of 81% of the target award for Mr. Wainscott and 50% of the target award for Messrs. Horn, Graham and Christy. As a result of her retirement, Ms. Harmon was eligible for and received a payout under the LTPP equal to 100% of her annual base salary for 2003. Messrs Wardrop, Hritz, and Adams received no LTPP payouts for 2003.

Stock Incentive Plan

Grants of stock options and restricted stock awards under the Company’s Stock Incentive Plan are designed to link executive compensation to appreciation in the market price of the Company’s Common Stock and to encourage executives to remain in the employ of the Company. Grants of options and restricted stock awards were made during 2003 to each of the executives named in the Summary Compensation Table based upon the recommendations of an independent compensation consultant and consideration of the executive’s performance and contribution to the Company. These grants are reflected in the Summary Compensation Table.

Compensation of Chief Executive Officer

Richard M. Wardrop, Jr. served as Chief Executive Officer of the Company from May 1995 until his resignation on September 18, 2003. Mr. Wardrop’s base salary for the period from January 1, 2003 through the date of his resignation was calculated at an annual rate of $1,300,000, which was established by the Board of Directors, upon the recommendation of the Committee, in January 2003. At that time, pursuant to the Company’s Stock Incentive Plan, Mr. Wardrop also was granted options with respect to 100,000 shares and restricted stock awards with respect to 150,000 shares. In recommending these compensation elements to the Board of Directors, the Committee considered the analysis and recommendations of an independent compensation consultant and Mr. Wardrop’s individual contribution to the Company’s achievements.

Mr. Wainscott began his service as Chief Executive Officer following the resignation of Mr. Wardrop in September 2003. For the preceding months of 2003, Mr. Wainscott served as Senior Vice President and Chief Financial Officer. Until November 2003, Mr. Wainscott was paid base salary at the annual rate of $395,000. Beginning in November 2003, however, his annual base salary rate was increased to $650,000. Accordingly, during 2003, Mr. Wainscott received a total base salary of $467,443. He also received a bonus of $167,932 for 2003 pursuant to the Company’s Annual Management Incentive Plan based solely upon the Company’s performance for the year, as well as an award of $379,167 under the Long-Term Performance Plan for the three- year performance period ended December 31, 2003. In addition, pursuant to the Stock Incentive Plan, Mr. Wainscott was granted options with respect to 430,000 shares and restricted stock awards with respect to 148,000 shares. In setting each of these compensation components, the Committee considered the analysis and recommendations of an independent executive compensation consultant, performance against annual and long-term bonus objective targets and Mr. Wainscott’s individual contribution to the Company’s achievements. The Committee further considered the extraordinary circumstances and the challenging financial condition of the Company when Mr. Wainscott succeeded to the position of Chief Executive Officer, the extremely competitive condition of the steel industry, the outstanding performance by Mr. Wainscott in his first few months as Chief Executive Officer, and the benefit to all stakeholders in providing an incentive to Mr. Wainscott to continue that level of performance.

Policy with Respect to Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) generally limits to $1,000,000 per covered executive the deductibility for federal income tax purposes of the annual compensation paid to a company’s chief executive officer and each of its other four most highly compensated executive officers. Under the provisions of Section 162(m), there may be excluded from the $1,000,000 limit compensation that is determined on the basis of certain performance goals under plans that meet certain specific criteria. Compensation attributable to the exercise of options granted under the Stock Incentive Plan, as well as bonuses paid under the Annual Management Incentive Plan and the Long-Term Performance Plan, are excluded from the $1,000,000 limit as a consequence of certain provisions of those plans that were approved by stockholders.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is an employee or officer of the Company. No member of the Committee is an executive officer of a company of which an executive officer of the Company serves as a director.

THE COMPENSATION COMMITTEE
Richard A. Abdoo, Chair
Donald V. Fites
Dr. Bonnie G. Hill
Lawrence A. Leser

COMPARATIVE PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on the Company’s Common Stock for the five-year period from January 1, 1999 through December 31, 2003, with the cumulative total return for the same period of (i) the Standard & Poor’s 500 Stock Index and (ii) a peer group consisting of Ispat Inland, Nucor and United States Steel Corporation. These comparisons assume an investment of $100 at the commencement of the period and reinvestment of dividends. In past years the Company’s peer group also included Bethlehem Steel Corporation, National Steel Corporation and the LTV Corporation, each of which has since sold its assets, pursuant to the order of a bankruptcy court, to another steel manufacturer.

Cumulative Total Returns

January 1, 1999 through December 31, 2003

(Value of $100 invested on January 1, 1999)

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the “Committee”) of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2003, the Committee met five times and discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and its independent auditors prior to public release.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standard Board Standard No. 1, “Independence Discussion with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities and staffing. The Committee reviewed with the Company’s independent auditors and its internal auditors their respective audit plans, audit scope and identification of audit risks.

The Committee discussed and reviewed with the Company’s independent auditors all communications required by auditing standards generally accepted in the United States of America, including those described in Statement of Auditing Standards No. 61 “Communication with Audit Committees” as amended and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. In addition, the Committee has discussed various matters with Deloitte & Touche LLP related to the Company’s consolidated financial statements, including all critical accounting policies and practices used, all alternative treatments for material items that have been discussed with Company management, and all other material written communications between Deloitte & Touche LLP and management.

In January 2004, the Committee discussed and reviewed with management and the Company’s independent auditors the Company’s audited financial statements as of and for the year ended December 31, 2003. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the Company’s independent auditors, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission. The Committee also approved Deloitte & Touche LLP as the Company’s independent auditors.

THE AUDIT COMMITTEE

        Lawrence A. Leser, Chair

        Daniel J. Meyer

        Shirley D. Peterson

        Dr. James A. Thomson

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees paid or accrued by the Company to its principal accounting firm, Deloitte & Touche, LLP, for the years ended December 31, 2002 and 2003:

	2002	2003
Audit Fees(1)	$1,249,200	$1,502,300
Audit-Related Fees(2)	486,330	545,250

Total Audit and Audit Related Fees	1,735,530	2,047,550
Tax Fees(3)	1,356,050	1,300,490
All Other Fees	0	0

Total(4)	$3,091,580	$3,348,040

(1)	Includes fees for audit of annual financial statements and reviews of unaudited quarterly financial reports, fees for audits required for regulatory reporting by the Company’s insurance subsidiaries and consents related to filings with the Securities and Exchange Commission.

(2)	Includes audit-related fees for audits of employee benefit plans and agreed-upon procedure engagements.

(3)	Primarily fees for tax compliance and tax planning, including merger-related tax services and tax audits.

(4)	During 2003, no services were provided by persons other than the principal accountant’s full-time, permanent employees.

The Audit Committee annually approves the scope and fees payable for the year end audit, statutory audits and employee benefit plan audits to be performed by the independent auditors for the next fiscal year. Management also defines and presents to the Audit Committee specific projects and categories of service, together with the corresponding fee estimates related to the services requested. The Audit Committee reviews these requests and, if acceptable, pre-approves the engagement of the independent auditor. The Audit Committee authorizes its Chair to pre-approve all non-audit services on behalf of the Audit Committee during periods between regularly scheduled meetings. The Audit Committee Chair will be required to review all of the services pre-approved during the interim period between audit committee meetings. Annually, the company’s Chief Financial Officer will summarize the external auditor services and fees paid to date for pre-approved services and quarterly report if there are any new services being requested requiring pre-approval by the audit committee.

On May 6, 2003 the Securities and Exchange Commission’s rules requiring Audit Committee pre-approval of all audit and non-audit services performed by a company’s independent auditors went into effect. Since April 16, 2003, 100% of the services provided by Deloitte & Touche, LLP have been approved in accordance with the foregoing policies and procedures.

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

AND NOMINATIONS OF DIRECTORS

If a stockholder intends to present a proposal at the 2005 Annual Meeting of Stockholders and seeks to have the proposal included in the Company’s proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company no later than December 3, 2004. The proposal must also satisfy the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

The Company’s by-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors. Notice of a stockholder proposal or director nomination for the 2005 Annual Meeting must be received by the Company no later than March 4, 2005 nor earlier than February 2, 2005 and must contain certain information and conform to certain requirements specified in the By-Laws. If the Chief Executive Officer at the Annual Meeting determines that a stockholder proposal or director nomination was not made in accordance with the By-Laws, the Company may disregard the proposal or nomination. In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2005 Annual Meeting, and the proposal fails to comply with the advance notice procedure prescribed by the By-Laws, then the Company’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

Any proposals, as well as any related questions, should be directed to the Secretary, AK Steel Holding Corporation, 703 Curtis Street, Middletown, Ohio 45043-0001.

OTHER MATTERS

The Company’s audited financial statements as of and for the year ended December 31, 2003, together with the report thereon of Deloitte & Touche, LLP, independent public accountants, are included in the Company’s Annual Report on Form 10-K under the Securities Exchange Act of 1934. A copy of the 2003 Annual Report on Form 10-K is included in the Company’s 2003 Annual Report to Stockholders and is being furnished to stockholders together with this Proxy Statement.

The Audit Committee of the Board of Directors has selected, and the Board has ratified the selection of, Deloitte & Touche LLP as the Company’s independent accountants for the current fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will respond to appropriate questions.

This Proxy Statement and the accompanying form of proxy will initially be mailed to stockholders on or about April 2, 2004, together with the 2003 Annual Report to Stockholders. In addition, the Company is requesting banks, brokers and other custodians, nominees and fiduciaries to forward these proxy materials and the accompanying reports to the beneficial owners of shares of the Company’s Common Stock held by them of record and will reimburse them for their reasonable out-of-pocket expenses for doing so. The Company has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee estimated to be $7,500 plus out-of-pocket expenses. Solicitation of proxies also may be made by officers and employees of the Company. The cost of soliciting proxies will be borne by the Company.

The Board of Directors does not know of any matters to be presented at the meeting other than those set forth in the accompanying Notice of Meeting. However, if any other matters properly come before the meeting, it is intended that the holders of proxies will vote thereon in their discretion.

By order of the Board of Directors,

        David C. Horn

            Secretary

Middletown, Ohio

April 2, 2004

ANNEX A

AK STEEL HOLDING CORPORATION

(INCLUDING AK STEEL CORPORATION)

(the “Corporation”)

AUDIT COMMITTEE CHARTER

This Charter is intended as a component of the flexible governance framework within which the Board of Directors (the “Board”) of the Corporation, assisted by its committees, directs the affairs of the Corporation. While it should be interpreted in the context of all applicable laws, regulations and listing requirements, as well as in the context of the Corporation’s Certificate of Incorporation and By Laws, it is not intended to establish by its own force any legally binding obligations.

I.    PURPOSES

The primary purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of the Corporation in fulfilling its responsibility to oversee management’s conduct of the Corporation’s financial reporting process including: (i) overseeing the integrity of the Corporation’s financial statements; (ii) compliance with legal and regulatory requirements; (iii) independent auditor’s qualifications and independence; and (iv) performance of independent auditors and internal audit function.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention, with full access to all of the Corporation’s books, records, facilities and personnel and the power to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent the Corporation’s shareholders. Accordingly, the Corporation’s independent auditors are ultimately accountable to the Board and the Committee. Similarly, the Corporation’s independent auditors, internal auditors, executive and financial management and general counsel will have full access to the Committee and each is responsible for bringing before this Committee in a timely manner any matter such firm or person feels appropriate to the discharge of the Committee’s responsibility.

II.    COMMITTEE MEMBERSHIP

The Committee shall consist of three or more members of the Board, each of whom the Board has selected and determined to be “independent” in accordance with applicable rules of the Securities & Exchange Commission (“SEC”) and the New York Stock Exchange. All members of the Committee shall meet the financial literacy requirements of the New York Stock Exchange and at least one member shall be an “audit committee financial expert” as such term is defined under applicable SEC rules. No member of the Committee may serve on the audit committee of more than three public companies, including the Corporation, unless the Board has determined that such simultaneous service would not impair the ability of such member to effectively serve on the Committee. Such determination shall be disclosed in the Company’s annual proxy statement.

Committee members shall continue to be members until their successors are elected and qualified or until their earlier resignation or removal. Any member may be removed by the Board, with or without cause, at any time. The Chair of the Committee shall be recommended by the Nominating and Governance Committee and approved by the Board. He or she shall serve at the pleasure of the Board to convene and chair meetings of the Committee, set agendas for meetings, and determine the Committee’s information needs. In the absence of the Chair at a duly convened meeting, the Committee shall select a temporary substitute from among its members.

III.    COMMITTEE MEETINGS

The Committee shall meet on a regularly scheduled basis at least five times annually and at such other times as may be necessary or desirable. The Committee shall meet at least once each quarter with the internal auditor and the independent auditor in separate executive sessions to provide the opportunity for full and frank discussion without members of senior management present. In addition, the Committee shall meet at least once each quarter in a separate session with management. The Committee shall establish its own schedule and rules of procedure. Members may participate telephonically in meetings of the Committee. A majority of the members of the Committee shall constitute a quorum sufficient for the taking of any action by the Committee.

IV.    KEY RESPONSIBILITIES

The Committee’s role is one of oversight. The Board recognizes that the Corporation’s management is responsible for preparing the Corporation’s financial statements and that the Corporation’s independent auditors are responsible for auditing those financial statements and are ultimately accountable to the Board and the Committee, who are in place to represent the Corporation’s shareholders. Additionally, the Board recognizes that accounting personnel, including the Corporation’s internal audit staff and its independent auditors, have more time, knowledge and detailed information regarding the Corporation’s financial affairs than do Committee members. Accordingly, in carrying out its oversight role, the Committee is not expected to provide any expert or special assurance as to the Corporation’s financial statements or any professional certification as to the work of its independent auditors.

The following are the principal responsibilities of the Committee in carrying out its oversight role, with the understanding that the Committee may perform additional responsibilities as directed by the Board:

1)	The Committee shall be responsible for the selection, appointment, compensation, retention and oversight of the Corporation’s independent auditors.

2)	Pre-approve all non-audit services for which the independent auditors are engaged by the Corporation. In between regularly scheduled meetings, the Chairman of the Committee has the authority to pre-approve such services, subject to ratification by the Committee at its next meeting

3)	The Committee shall:

(a)	ensure that the Corporation’s independent auditors submit to the Corporation on a periodic basis a formal written statement delineating all relationships between those accountants and the Corporation consistent with Independence Standards Board Standard Number 1;

(b)	discuss with the Corporation’s independent auditors any such disclosed relationships and their impact on the accountants’ independence;

(c)	recommend that the Board take appropriate action in response to the auditors’ report to satisfy itself as to the auditors’ independence;

(d)	set hiring policies for employees or former employees of the independent auditors; and

(e)	review the independent auditors’ quality control procedures and any related issues.

4)	The Committee shall review with the Corporation’s independent auditors, on a quarterly basis, the Corporation’s critical accounting policies and practices and alternative treatments.

5)	The Committee shall review the structure and effectiveness of the Corporation’s financial reporting and management information systems to assess whether accurate and timely financial information is available to the Corporation’s management and the Board.

6)	The Committee shall discuss with management and the Corporation’s independent auditors the quality and adequacy of the Corporation’s internal controls to:

(a)	foster compliance with the Corporation’s accounting and financial management policies;

(b)	maintain compliance with applicable governmental requirements;

(c)	safeguard data and information systems from misuse; and

(d)	foster responsible conduct by all employees engaged in administering and accounting for the receipt and disbursement of funds.

7)	The Committee shall oversee the Corporation’s internal audit function, including discussing with management and the internal auditors the internal audit function’s organization, objectivity, responsibilities, plans, results and staffing. The internal audit function has a dotted line reporting relationship to the Audit Committee.

8)	The Committee shall review the Corporation’s overall risk management profile and actions the Corporation has taken to monitor and control major risk exposures.

9)	The Committee shall review with management and the Corporation’s independent auditors the audited financial statements and make a recommendation to the Board of Directors as to whether those financial statements should be included in the Corporation’s Annual Report on Form 10-K. In that connection, the Committee shall review and consider with the Corporation’s independent auditors the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61 (as amended).

10)	As a whole, or through the Committee chair, the Committee shall, prior to the Corporation’s filing with the Securities and Exchange Commission of each Quarterly Report on Form 10-Q, review with the Corporation’s independent auditors the Corporation’s interim financial results to be included in that Quarterly Report and the matters required by SAS No. 61 (as amended) to be discussed.

11)	As a whole, or through the Committee chair, the Committee shall discuss the Corporation’s earnings releases, as well as financial information and earnings guidance provided to analysts and rating agencies, as well as the Corporation’s use therein of non-GAAP financial measures. The Committee does not need to discuss these matters in advance of each such release.

12)	The Committee shall review the Corporation’s financial reporting procedures to monitor compliance by the Corporation with the financial disclosure requirements of applicable laws.

13)	The Committee shall periodically review (i) legal and regulatory matters that may have a material impact on the Company’s financial statements and (ii) the scope and effectiveness of compliance policies and programs.

14)	The Committee shall prepare, for inclusion in the proxy statement to be distributed in connection with the Corporation’s Annual Meeting of Stockholders, a formal report of its responsibilities and activities during the period since the preceding Annual Meeting.

15)	The Committee shall establish and maintain procedures for (1) the receipt, retention and treatment of complaints regarding accounting or internal auditing matters and (2) confidential, anonymous submission by Corporate employees regarding questionable accounting or auditing matters.

16)	At least annually, the Committee shall evaluate how well it has fulfilled its role and prepare a formal report thereon. The Committee shall review the adequacy of this Charter on an annual basis and recommend to the Nominating and Governance Committee amendments thereto when the same are deemed appropriate. Amendments then will be recommended to the Board for approval.

As adopted by the Board of Directors on March 4, 2004.

☐  Mark this box with an X if you have made

changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For Withhold			For Withhold
01 – Richard A. Abdoo	☐	☐	06 – Daniel J. Meyer	☐	☐

02 – Donald V. Fites	☐	☐	07 – Shirley D. Peterson	☐	☐

03 – Dr. Bonnie G. Hill	☐	☐	08 – Dr. James A. Thomson	☐	☐

04 – Robert H. Jenkins	☐	☐	09 – James L. Wainscott	☐	☐

05 – Lawrence A. Leser	☐	☐

B Other Business

2. To transact such other business as may

properly come before the meeting or any

adjournment thereof.

C Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box	Date (mm/dd/yyyy)

Proxy – AK STEEL HOLDING CORPORATION

Annual Meeting of Stockholders

To be held on May 3, 2004

The undersigned stockholder of AK Steel Holding Corporation (the "Company") hereby appoints James L. Wainscott, David C. Horn and Albert E. Ferrara, Jr., and each of them, as attorneys and proxies, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 3, 2004, and at any adjournment thereof, with authority to vote at such meeting all shares of Common Stock of the Company owned by the undersigned on March 19, 2004, in accordance with the directions indicated herein:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION AS A DIRECTOR OF EACH OF THE NINE NOMINEES NAMED ON THE REVERSE SIDE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NINE NOMINEES NAMED FOR ELECTION AS A DIRECTOR.

Please sign, date and return this proxy card promptly using the enclosed envelope.